Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth Chief Financial Officer (415) 275-5100

Willis Lease Expands Credit Facilities and Increases Liquidity by nearly $300 Million to Fund Expansion

SAUSALITO, CA —December 13, 2007 — Willis Lease Finance Corporation (Nasdaq: WLFC) announced today that it has renewed and expanded its two primary credit facilities, increasing liquidity by approximately $300 million to fund future growth. The bank warehouse revolving credit facility was increased to $289 million from $217 million at September 30, 2007. WEST (Willis Engine Securitization Trust), a wholly-owned subsidiary of Willis, also obtained a new warehouse securitization facility of $200 million.  The current $171 million warehouse securitization will be converted into term notes in early 2008.

“Over the past five years, our engine portfolio has grown almost 40%, and we have signed an agreement a year ago that will allow us to add more than $500 million in new assets over the next five years,” said Charles F. Willis, President and CEO.  “In addition to funding our future growth, these expanded credit facilities further diversify the global lending partners that underpin our business.  The maintenance cycles are now starting for the type of engines we are purchasing resulting in strong market demand for operating leases.  The growing demand has resulted in the engines being leased quickly and profitably.”

The $200 million WEST warehouse securitization credit facility is provided by a syndicate of banks including Calyon Bank as Structuring Agent for the warehouse securitization facility, and Credit Industriel Et Commercial, Europe Arab Bank PLC, and Bayerische Landesbank.

The $289 million bank warehouse revolving credit facility is provided by a syndicate of banks including National City Bank as Structuring and Administrative Agent.  Bank members include: KfW; California Bank & Trust; City National Bank; Calyon; Alliance & Leicester Commercial Finance Plc; Credit Industriel et Commercial ; HSH Nordbank AG ; State Bank of India; Landsbanki Islands hf.; and BNP Paribas.  New banks joining the bank warehouse revolving credit facility include: Bank of Montreal and Union Bank of California, N.A.

“WEST is an innovative securitization structure recognized by Airfinance Journal as its Deal of the Year for 2005,” said Willis.  “Our continued success in accessing the global capital markets, particularly in the current climate, is a testament to the efforts of our team.  We are grateful for the continued support of both domestic and international banks and their confidence in our business model.”

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.